VAPETEK

LOAN AGREEMENT

This Loan Agreement (the "**Loan Agreement**") is made as of the 16th day of April, 2014, by and between PennyGrab Inc., a California corporation ("Creditor"), and VAPETEK Inc., a Delaware corporation ("Debtor"). The Creditor and Debtor may each be referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A. Creditor, a related party to the Debtor, agrees to loan Debtor cash funds in the amount of $5,000 (Five Thousand Dollars).

B. Debtor will seek to purchase e-cigarette, vapor devices, batteries and accessories inventory with said funds in order to initiate sales.

C. In connection with this Loan Agreement, Creditor agrees to loan Debtor the cash funds as described in A, with terms as follows: No interest, payable on demand, due no later than 16th, April, 2019.

TERMS AND CONDITIONS

NOW THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Creditor and Debtor hereby agree as follows:

1. No Interest Loan. Creditor hereby loans to Debtor funds in the amount of $5,000 (Five Thousand Dollars) No interest, payable on demand, due no later than 16th, April, 2019.

2. No Security. Creditor hereby enters into this Loan Agreement with the understanding that the Debtor is a development stage company with no prior assets, revenues, or operations. Therefore, Debtor does not possess current assets whereby the Creditor can seek claims.

3. Convertibility. Debtor agrees to allow the Creditor's loan to convert into shares of restricted common stock in the Debtor at any time after the first year's anniversary of the date of this Loan Agreement, at the price based upon either: a) The price of its most recent private placement offering, closest to the time of conversion, b) If publicly-traded,

then the bid price of its common stock on the closing day of conversion at 4pm EST. If converted, it is the Debtor's responsibility to file a disclosure statement on Form 8-K notifying shareholders of said transaction.

Binding Effect. This Loan Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Construction; Definitions. This Assignment shall be construed according to Delaware law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

Counterparts. This Assignment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed as of the day and year first written.

Debtor: VAPETEK Inc.

a Delaware corporation

By: ______________________

Name: (print): ANDY IBRAHIM

Its: CEO

Creditor: PennyGrab Inc.

a California corporation

By: [signature]

Name (print): Alham Benyameen

Its (title): President / CEO